Exhibit 1(A)

DISTRIBUTION AGREEMENT
FOR THE CONTRACTS FUNDED BY
THE TIAA REAL ESTATE ACCOUNT

      THIS AGREEMENT made as of this 1st day of January, 2008 by and among Teachers Insurance and Annuity Association of America (“TIAA”), a New York insurance corporation, for itself and on behalf of the TIAA Real Estate Account (TIAA Separate Account VA-2) (the “Separate Account”), a separate account of TIAA established pursuant to the New York State Insurance Law, and TIAA-CREF Individual & Institutional Services, LLC (“Services”), a Delaware limited liability company. This Agreement replaces and supersedes the Distribution and Administrative Services Agreement by and between TIAA, Services on its own behalf and with respect to the Separate Account and Services, dated September 29, 1995 and all subsequent amendments thereto.

WITNESSETH:

      WHEREAS, TIAA has established the Separate Account to segregate assets funding certain variable annuity contracts issued by TIAA and designed for use in connection with pension plans under Internal Revenue Code Sections 401(a), 403(b), 414(d) and 457, as well as Individual Retirement Accounts under Internal Revenue Code Section 408, or certificates thereunder (the “Contracts”), as well as by other contracts that TIAA offers or may offer in the future; and

     WHEREAS, Services is a broker-dealer that will perform the functions described below; and

     WHEREAS, TIAA, on behalf of the Separate Account has filed a registration statement to register the offering of the Contracts under the Securities Act of 1933, as amended (the "1933 Act"), and desires to retain Services to distribute the Contracts and Services is willing to distribute the Contracts in the manner and on the terms set forth herein; and

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

     1.     Distribution of the Contracts.

            (a)      Representations and Warranties Regarding TIAA and Services

(i)      TIAA represents and warrants that:

A.	it is an insurance company duly organized, validly existing, and in good standing under the laws of the State of New York;

B.	it is supervised by the New York Department of Insurance;

C.	it is registered or qualified in all capacities and jurisdictions required by reason of any offers or sales of Contracts made pursuant to this Agreement; and

D.	it is duly authorized to enter into this Agreement.

(ii)      Services represents and warrants that:

A.	it is a broker-dealer, duly organized, validly existing, and in good standing under the laws of the State of Delaware;

B.
it is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”)(formerly the National Association of Securities Dealers, Inc. ("NASD"));

C.	it is registered or qualified in all capacities and jurisdictions required by reason of any of its activities performed pursuant to this Agreement; and

D.	it is duly authorized to enter into this Agreement.

            (b)      TIAA hereby appoints Services to distribute the Contracts, subject to the requirements of the 1933 Act and the 1934 Act, and the terms set forth herein. Services accepts this appointment and agrees to services, which shall include: (i) distribution of the Contracts during the term of this Agreement; (ii) advising existing Contract owners in connection with the their accumulations; and (iii) providing assistance in designing, installing, and providing administrative services to retirement plans for participating institutions and Contract owners (hereinafter the “Functions”).

             (c)      Services agrees to comply with the requirements of the securities laws as defined in section 3(a)(47) of the 1934 Act, including any rules or interpretations thereunder (hereinafter the “Federal Securities Laws”), any applicable securities laws of any state or jurisdiction in which the Contracts are offered or sold, and the requirements of FINRA, and any applicable requirements of state insurance laws. More specifically, and without limitation, to the extent necessary to perform the Functions, Services and its associated persons shall be duly registered or otherwise qualified under the Federal Securities Laws, and any applicable securities laws of any state or other jurisdiction in which such Contracts may lawfully be sold and in which Services is licensed or otherwise authorized to sell the Contracts. Services has, and assumes, full responsibility for the securities activities of all persons engaged directly or indirectly in the performance of the Functions, and each such person shall be considered a “person associated” of Services as defined in Section 3(a)(18) of the 1934 Act, and, therefore, a person for whom Services has full responsibility in connection with training, supervision, and control as contemplated by Section 15(b)(4)(E) of the 1934 Act. Services shall be responsible for the training, supervision and control of its associated persons for the purpose of the FINRA/NASD Rules of Fair Practice and the Federal Securities Laws and state securities law requirements applicable in connection with the offering and sale of the Contracts. In this connection, Services shall adopt, retain, and revise as necessary, written supervisory procedures in compliance with Section 3010 of the NASD Conduct Rules (or successor regulations issued by FINRA). As part of its compliance responsibilities, Services specifically agrees that it will institute procedures to comply with FINRA Rule 2821. To the extent that Services shall contract with another broker-

dealer or bank, as permitted under subsection 6(a) of this Agreement, any such broker-dealer or bank shall certify annually to Services that it is complying with the requirements (including the supervisory requirements) of this Agreement and with the Federal Securities laws, the state securities laws of any applicable state, all Federal and state banking statutes and regulations, and any applicable state insurance law.

             (d)      TIAA agrees to comply with all legal requirements applicable to the performance of TIAA’s duties and obligations under this Agreement, including any applicable provisions of the Federal Securities Laws, the securities laws of any state or jurisdiction in which the Contracts are offered or sold, and the insurance laws of the state of New York and any other relevant jurisdiction(s).

             (e)      Services agrees to offer the Contracts for sale in accordance with the then-current prospectus (as the same may be supplemented from time to time, the “Prospectus”) for the Contracts filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) and to deliver the prospectus that describes the Separate Account to the extent required under the 1933 Act and the rules thereunder.

             (f)      TIAA shall furnish Services with copies of all prospectuses, financial statements and other documents which Services reasonably requires for use in connection with the distribution of the Contracts. Services will be entitled to rely on all documentation and information furnished to it by TIAA or the Separate Account. Services shall not give any information or make any representations other than those contained in such prospectuses, financial statements, and other documents that TIAA provides, provided however that this requirement shall not prevent Services from preparing or distributing sales literature or other related material that complies with any relevant securities law requirement.

             (g)      Services agrees to perform or supervise the performance of all Functions provided to TIAA in connection with the Separate Account that involve broker-dealer services, including providing or supervising the provision of confirmations of securities transactions pursuant to 1934 Act Rule 10b-10 or filing marketing materials with FINRA. A confirmation for each such transaction will be sent to the participant in accordance with the Federal Securities Laws and the confirmation will reflect the facts of the transaction, and in such instances when TIAA is providing such confirmation, the form thereof will show that it is being sent on behalf of Services acting in the capacity of agent for TIAA.

             (h)      Services agrees to provide the required prior disclosures and information (including providing copies of the Notice and Grant of Prohibited Transaction Exemption (“PTE”) 96-76 to plan fiduciaries, plan sponsors and IRA participants) regarding the Separate Account that TIAA committed to make under PTE 96-76. Such disclosures and information are described in detail in Section III(c) and (d) of PTE 96-76.

     2.     Books and Records.

            (a) TIAA on behalf of Services, shall maintain and preserve, or shall cause to be maintained and preserved, all required books of account and related financial records as are required by the 1934 Act, FINRA, state insurance departments and any other applicable laws and regulations necessary for the performance of this Agreement. All the books and records in connection with the offer and sale of the Contracts shall be maintained and preserved in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act or the corresponding provisions of any future federal securities laws or regulations, to the extent that such requirements are applicable to the sale of Contracts. All such books and records are maintained and held by TIAA on behalf of and as agent for Services, whose property they are and shall remain; and that such books and records are at all times subject to inspection by the Securities and Exchange Commission in accordance with Section 17(a) of the Act. Services shall provide a copy of this agreement to the Commission.

     To the extent that persons associated with Services receive payments from TIAA that are associated with the sale of Contracts (and would constitute commissions or similar compensation), TIAA’s making of such payments to persons associated with Services is a purely ministerial service and the records in respect thereof are properly reflected on the books and records maintained by or for Services.

           (b)      Each party hereto shall cooperate with each other party and all government authorities or self-regulatory organization (as defined in Section 3(a)(26) of the 1934 Act) with due jurisdiction and shall permit such authorities including, without limitation, the SEC in accordance with Section 17(a) of the 1934 Act and any appropriate state insurance departments, reasonable access to its books and records in connection with any investigation, inspection, or inquiry relating to this Agreement or the transactions contemplated hereby.

           (c)      TIAA shall have the right to inspect, audit and copy all pertinent records pertaining to the Contracts or the Functions. This provision shall not preclude Services from keeping copies of such data or records for its own files.

           (d)      Services shall have the responsibility for maintaining the records of sales representatives licensed, registered and otherwise qualified to sell the Contracts.

      3.     Reports. Services shall cause TIAA to be furnished with such reports as either or both may reasonably request for the purpose of meeting reporting and recordkeeping requirements under federal law, including ERISA and tax reporting, and the insurance laws of the State of New York and any other applicable states or jurisdictions. Services shall make available to TIAA any filing or record that it files or provides to the Commission, any State (or other jurisdiction) securities regulator, in connection with providing the Functions.

      4.     Staff, Facilities, and Services. TIAA shall provide Services, at Services’s expense, the staff, facilities, and services necessary to meet Services’s obligations hereunder in connection with providing the Functions. TIAA’s providing of staff, facilities, and services for such purposes shall in no way diminish any obligation or liability of Services hereunder.

     5.     Expenses and Reimbursement.

     (a)      Services shall be responsible for all expenses in connection with providing the Functions and related services, including but not limited to:

(i)	the costs and expenses of providing the necessary facilities, personnel, office equipment and supplies, telephone service, and other utility service;

(ii)	charges and expenses of outside legal counsel retained;

(iii)	the costs and expenses for issuance of the Contracts;

(iv)	the costs and expenses of printing definitive prospectuses and other information for prospective purchasers;

(v)
expenses incurred in connection with Services’ registration as a broker or dealer or in the registration or qualification of its officers, directors or associated persons under federal and state securities laws and FINRA rules;

(vi)	the costs of promotional, sales and advertising materials; and

(vii)	any other expenses incurred by Services or its associated persons.

     (b)      TIAA on behalf of the Separate Account shall reimburse Services for the cost of providing the Functions and the amount of such expenses through daily payments based on the expense deduction rate agreed upon from time to time between TIAA and Services reflecting estimates of the cost of providing the Functions with the objective of keeping the payments as close as possible to actual expenses. As soon as practicable after the end of each calendar quarter (usually within thirty days), TIAA and Services shall determine the amount necessary to correct any differences between the payments and the expenses actually incurred in connection with providing the Functions To the extent actual expenses incurred over the quarter differ from the amount deducted, an appropriate amount will be repaid to, or deducted from (as the case may be), the Separate Account in equal installments over the remaining days in the quarter. The current rate for the amounts payable from the net assets of the Separate Account each Valuation Day for each Calendar Day of the Valuation Period ending on that Valuation Day for the distribution of the Contracts are set forth on Schedule A. TIAA and Services agree to update such schedule at least annually.

For purposes of this Agreement, “Valuation Day,” “Calendar Day,” and “Valuation Period” shall each be defined as specified in the Separate Account’s current Prospectus.

(c)	(i)	Notwithstanding the foregoing, TIAA shall make all cash disbursements, incur all expenses, and provide such personnel as may be necessary for Services to fulfill its obligations hereunder.

	(ii)	Services shall reimburse TIAA for all cash disbursements and expenses made by TIAA pursuant to paragraph (c)(i) hereunder through daily payments (the “Services Payments”) based on the annual rates established pursuant to paragraph (b) hereunder. As soon as is practicable after the end of each quarter (usually within thirty days), the amount necessary to correct any differences between the Services Payments and the expenses actually incurred by TIAA pursuant to paragraph (c)(i) hereunder will be determined. This same amount will similarly be paid by Services to TIAA or by TIAA to Services, as the case may be, in equal daily installments over the remaining days in the quarter.

(iii)
TIAA acknowledges that each Services Payment (or post-quarterly adjustment thereto) is intended to correspond to a specific payment made by the Separate Account pursuant to paragraph (b) hereunder (or post-quarterly adjustment thereto) (each, a “Separate Account Payment”) and that Services intends to make each Services Payment (or post-quarterly adjustment thereto) with the proceeds from such corresponding Separate Account Payment. Accordingly, TIAA agrees that Services’ liability for each Services Payment (or post-quarterly adjustment thereto) is limited solely to the proceeds of the corresponding Separate Account Payment, and TIAA hereby waives payment of each Services Payment (or post-quarterly adjustment thereto) until Services is in receipt of such corresponding Separate Account Payment.

(iv)
In the event that TIAA and Services enter into other agreements whereby Services provides services to TIAA or TIAA provides services to Services, the parties agree that payments made or owed pursuant to this agreement may be netted against obligations owed or payments made pursuant to such agreements.

     6.     Non-Exclusivity.

                  (a)      Performance of Functions -- Services is hereby authorized to enter into separate written agreements on such terms and conditions as Services determines are not inconsistent with this Agreement, with such broker-dealers or banks that agree to provide some or all of the Functions. Any such broker-dealer or bank shall comply with the requirements of the Federal Securities Laws, the securities laws of any state or jurisdiction in which the Contracts are offered or sold, the requirements of FINRA, and all Federal Securities Laws, and state securities, insurance, and banking statutes and regulations, including but not limited to SEC Regulation R or any successor regulation. To the extent that Services contracts with any such broker-dealer or bank, it shall, among other things, satisfy the requirements in Section 1(c) of this Agreement as applicable.

                   (b)      Sale of other Products -- TIAA and the Separate Account agree that the Functions to be provided by Services hereunder are not to be deemed exclusive and Services is free to act as distributor of other insurance products or investment company shares or other securities issued by TIAA, or any entity affiliated therewith or controlled directly or indirectly thereby, or any non-affiliated investment company or other issuer of securities. This Agreement shall not restrict Services from offering any product or service that any unaffiliated registered broker-dealer may provide. Services shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent TIAA or the Separate Account in any way or otherwise be deemed an agent of TIAA or the Separate Account other than in furtherance of its duties and responsibilities as set forth in this Agreement. To the extent that Services engages in broker-dealer activities other than providing the Functions to or for the benefit of TIAA under this Agreement, Services agrees that it shall perform such activities in compliance with the requirements of the Federal Securities Laws, the securities laws of any relevant state or jurisdiction, and the requirements of FINRA.

      7.     Performance Standards; Liability. Services will not be liable for any error of judgment or mistake of law or for any loss suffered by the Separate Account in connection with the matters to which this Agreement relates. Nothing herein contained shall be construed to protect Services against any liability resulting from the bad faith, willful misconduct or gross negligence of Services in the performance of its obligations and duties or from reckless disregard of its obligations and duties under this Agreement or by virtue of violation of any applicable law.

     8.     Regulation.

             (a)      This Agreement shall be subject to the provisions of the Federal Securities Laws and the rules, rulings, and interpretations thereunder, and of FINRA, as in effect from time to time, including such exemptions and other relief as the SEC, its staff, or FINRA may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

             (b)      Services shall provide to all regulatory and administrative bodies having jurisdiction over the present and future operations of the Separate Account, any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable law or regulations. Without limiting the generality of the foregoing, Services shall furnish the SEC, the U.S. Department of Labor, the State of New York Secretary of State and/or the Superintendent of Insurance with any information or reports which the SEC, the U.S. Department of Labor, the Secretary of State and/or the Superintendent of Insurance may request in order to ascertain whether the operations of the Separate Account are being conducted in a manner consistent with applicable laws or regulations.

     9.     Investigation; Inspections; Proceedings. Customer Complaints.

             (a) TIAA, the Separate Account and Services agree to cooperate fully in: (i) any insurance or securities regulatory inspection, inquiry, investigation, or proceeding or any judicial proceeding with respect to TIAA, the Separate Account, or Services, their affiliates and their representatives and (ii) any other governmental or regulatory inspection, inquiry, investigation, or proceeding or any judicial proceeding (including inquiries from the U.S. Department of Labor and Internal Revenue Service) with respect to TIAA, the Separate Account, or Services, their affiliates and their representatives, to the extent that such inspection, inquiry, investigation or proceeding is in connection with the Contracts distributed under this Agreement.

             (b)      TIAA and Services each agree to notify the other party promptly of any customer complaint or notice of any regulatory investigation or proceeding received in connection with the Functions provided under this Agreement. In the case of a customer complaint, TIAA, the Separate Account, and Services will cooperate in investigating such complaint and TIAA, the Separate Account and Services shall seek to agree upon a mutually satisfactory response to the customer and any regulatory body or self-regulatory organization.

     10.     Duration and Termination of the Agreement.

             (a)      This Agreement shall become effective with respect to the Contracts as of the date first written above. It shall become effective as to any subsequently offered contract unless Services shall object to performing Functions with respect to such Subsequently offered contract and so notifies TIAA. "Subsequently offered contract" means a new form of contract issued and funded by the Separate Account subsequent to the initial effective date of this Agreement.

             (b)      This Agreement shall continue in effect until terminated in accordance with paragraph 10(c) below.

             (c)      This Agreement may be terminated, without the payment of any penalty, by TIAA, or Services on sixty days’ written notice to the other parties. This Agreement shall automatically terminate in the event of its assignment by any party hereto or in the event that any Federal or State authority or self-regulatory organization has enjoined, terminated the registration or license of, or otherwise barred any party to this Agreement from performing any material aspect of this Agreement.

             (d)      Upon termination of this agreement, all authorizations, rights and obligations shall cease except the obligation to settle accounts hereunder and the agreements contained in Sections 2 and 9 hereunder.

      11.     Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

      12.     Compliance with Relevant Law. Any representation or warranty of compliance with any law or agreement to comply with any law shall mean material compliance with applicable law.

      13.     Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York, as at the time in effect, applicable provisions of the Federal Securities Laws and the rules and interpretations thereunder.

To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Securities Laws and rules thereunder or other federal laws and regulations which may be applicable, the latter shall control.

      14.     Severability. This is a severable Agreement. In the event that any provision of this Agreement would require a party to take action prohibited by the applicable Federal Securities Laws, state (or other jurisdiction), law or self-regulatory organization rule, or prohibit a party from taking action required by the applicable Federal Securities Laws, state (or other jurisdiction), law or self-regulatory organization rule then it is the intention of the parties hereto that such provision shall be enforced to the extent permitted under the law or rule, and, in any event that all other provisions of this Agreement shall remain valid and duly enforceable as if the previsions at issue had never been a part hereof.

      15.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall be deemed one instrument.

      16.     Notices. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or mailed first class, postage prepaid, addressed as follows:

(a)	If to TIAA:

Teachers Insurance and Annuity Association of America 730 Third Avenue New York, New York 10017-3206 Attention: President

(b)	If to Services:

TIAA-CREF Individual & Institutional Services, LLC 730 Third Avenue New York, New York 10017-3206 Attention: President

or to such other address as the parties shall designate by notice to the others.

      17.     Miscellaneous. Captions in this Agreement are included for convenience or reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

      IN WITNESS WHEREOF, TIAA, the Separate Account and Services have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first above written.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA
for itself and on behalf of the TIAA REAL ESTATE ACCOUNT
(TIAA Separate Account VA-2)

By:	/s/ Edward Van Dolsen	Attest:	/s/ Alice Oshins

Name:	Edward Van Dolsen	Name:	Alice Oshins
Title:	Executive Vice President	Title:	Assistant Secretary

TIAA-CREF INDIVIDUAL & INSTITUTIONAL SERVICES, LLC

By:	/s/ Maliz E. Beams	Attest:	/s/ Alice Oshins
Name:	Maliz E. Beams
Title:	President	Name:	Alice Oshins
		Title:	Assistant Secretary

SCHEDULE A
to
Distribution Agreement
for
the Contracts Funded by
the TIAA Real Estate Account

Pursuant to Section 4(b) of the Distribution Agreement for the Contracts Funded by the TIAA Real Estate Account, by and among TIAA-CREF Individual & Institutional Services, LLC and Teachers Insurance and Annuity Association of America, for itself and on behalf of the TIAA Real Estate Account (the “Agreement”) for the services rendered and expenses incurred in connection with Services’s performance of the Functions as provided in the Agreement, the amount currently payable from the net assets of the TIAA Real Estate Account each Valuation Day for each Calendar Day of the Valuation Period ending on that Valuation Day will be 0.0002192% (corresponding to an annual rate of 0.080% of average daily net assets).

TIAA-CREF INDIVIDUAL & INSTITUTIONAL SERVICES, LLC

By:	/s/ Maliz Beams

Name: Maliz Beams
Title: President

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA
for itself and on behalf of the TIAA REAL ESTATE ACCOUNT
(TIAA Separate Account VA-2)

By:	/s/ Edward Van Dolsen

Name: Edward Van Dolsen
Title: Executive Vice President

Dated: January 1, 2008